Exhibit 10.1

LEGEND: **** denotes information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of November 15, 2007 (the “Agreement”), by and between MAXIMUS, Inc. (the “Issuer”), and UBS AG, London Branch (“UBS”) acting through UBS Securities LLC (“Agent”) as agent.

WITNESSETH

WHEREAS, the Issuer has publicly announced its intention to repurchase shares of its common stock, no par value per share (the “Common Stock”), from time to time (the “Repurchase Program”); and

WHEREAS, the Issuer desires to enter into the Agreement with UBS in order to effect the Repurchase Program;

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. Definitions.

As used herein the following terms shall have the meanings set forth below:

“Announcement Date” means in respect of a Merger Event, the date of the first public announcement of a firm intention to merge or to make an offer that leads to the Merger Event, as determined by the Calculation Agent.

“Bankruptcy” means the Issuer is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Bloomberg Screen Volume at Price Page” shall mean the display designated as page “MMS Equity AQR” on the Bloomberg Financial Service or such page as may replace the Volume at Price page on that service for the purpose of displaying daily volume and volume-weighted trading prices of equity securities during the normal trading hours of 9:30 a.m. to 4:00 p.m., New York Time or, if such service does not then publish daily volume and volume-weighted trading prices of the Common Stock, such other page and services selected by the Calculation Agent that reports daily volume and weighted trading prices of the Common Stock.

“Borrowed Shares” means, as of any date, the number of Shares borrowed by UBS in connection with this Transaction, as determined by the Calculation Agent.

“Calculation Agent” shall mean UBS Securities LLC. The Calculation Agent shall make all calculations and determinations under this Agreement in good faith and in a commercially reasonable manner.

“Calculation Date” means, with respect to each Tranche, the first Trading Day after the Last Averaging Date.

“Closing Price” of the Common Stock on any day shall mean the last reported sales price regular way on such day or, in case no such sales price is reported on such day, the average of the reported closing bid and asked prices regular way of the Common Stock, in each case on the Exchange, or, if not then traded on the Exchange, the principal securities exchange or quotation system on which the Common Stock is then listed or admitted to trading, or, if not then listed or admitted to trading on a securities exchange or quotation system, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the day in question as reported by the National Quotations Bureau Incorporated, or a similarly generally accepted reporting service, or, if not so available in such manner, as furnished by any New York Stock Exchange member firm selected by the Calculation Agent.

“Combined Consideration” means New Shares in combination with Other Consideration.

“Cross Default” means the occurrence or existence of (1) a default, event of default or other similar condition or event (however described) in respect of the Issuer under one or more agreements or instruments relating to the repayment of borrowed money in an aggregate amount of not less than $25 million which has resulted in such agreement or instrument becoming due and payable before it would otherwise have been due and payable (after giving effect to any applicable notice requirement or grace period) or (2) a default by the Is suer in making one or more payments on the due date thereof in an aggregate amount of not less than $25 million under such agreements or instruments (after giving effect to any applicable notice requirement or grace period).

“Determined Amount” has the meaning ascribed to it in Section 3(d).

“Discount” means the product of (a) ****, and (b) the arithmetic average of daily volume-weighted average prices of Shares on each Trading Day from the First Averaging Date up to and including the Last Averaging Date, as listed on Bloomberg Screen Volume at Price Page.

“Dividend Event” means the payment of, or the public announcement or notification to UBS pursuant to Section 6 below of, an ordinary or extraordinary dividend or distribution by the Issuer with a record date occurring in any of the time periods specified below with a value, as determined by the Calculation Agent in good faith, that exceeds the amount specified below for such period by $0.01 or more

Period	Dividend
November 16, 2007 through and including February 29, 2008	$0.10
March 1, 2008 through and including May 31, 2008	$0.10
June 1, 2008 through and including the Latest Completion Date	$0.10

“Early Closure” means the closure on any Trading Day of the Exchange or any Related Exchange(s) prior to its regularly scheduled closing time.

“Excess Shares” means the number of Shares (if any) equal to (a)(i) the Settlement Amount divided by (ii) the Reference Price minus (b) the Determined Amount.

“Exchange” means the New York Stock Exchange or any successor thereto or any substitute exchange or quotation system to which trading in the Shares has temporarily relocated (provided that the Calculation Agent has determined that there is comparable liquidity relative to the Shares on such temporary substitute exchange or quotation system as on the original Exchange).

“Exchange Disruption” means any event (other than an Early Closure) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (i) to effect transactions in, or obtain market values for, the Shares on the Exchange, or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to the Shares on the Related Exchange(s).

“Execution Period” shall mean the period commencing on the First Averaging Date and ending on the earliest of (i) the Last Averaging Date of the last Tranche, (ii) the Termination Date or (iii) the Termination Event Termination Date.

“Failure to Pay or Deliver” means failure by the Issuer to make, when due, any payment under this Agreement or any delivery of Shares under this Agreement required to be made by it if such failure is not remedied on or before the third Trading Day after notice of such failure is given to the Is suer by UBS or the Agent.

“Final VWAP-Minus Price” means, in respect of each Tranche, (i) the arithmetic average of daily volume-weighted average prices of Shares for each Trading Day from the First Averaging Date up to and including the Last Averaging Date for that Tranche, as listed on Bloomberg Screen Volume at Price Page, minus (ii) the Discount.

“First Averaging Date” means November 15, 2007; provided, however, that the First Averaging Date may be extended by the Calculation Agent in its discretion by one Trading Day for each Scheduled Trading Day following the date hereof and prior to the First Averaging Date that ceases to be a Scheduled Trading Day or is not a Trading Day due to the occurrence of a Market Disruption Event.

“Hedge Account Shares” means, as of any date, the Number of Shares minus the Borrowed Shares.

“Last Averaging Date” means a Trading Day determined by UBS that is no later than the Latest Completion Date and no earlier than:

- * * * * in the case of Tranche One
- **** in the case of Tranche Two
- **** in the case of Tranche Three
- **** in the case of Tranche Four
- **** in the case of Tranche Five
- **** in the case of Tranche Six
- **** in the case of Tranche Seven;

provided, however, that each of such dates (including the Latest Completion Date) may be extended by the Calculation Agent in its discretion by one Trading Day for each Scheduled Trading Day during the Execution Period that ceases to be a Scheduled Trading Day or is not a Trading Day due to the occurrence of a Market Disruption Event. Notice of the Last Averaging

Date for any Tranche shall be given by UBS not later than 8:00 pm New York time on the Trading Day following the Last Averaging Date. Notice shall be irrevocable once provided to Issuer. If no notice is provided, then the Last Averaging Date shall be the Latest Completion Date.

“Latest Completion Date” shall be * * * *

“Market Disruption Event” means the occurrence or existence of (i) a Trading Disruption, (ii) an Exchange Disruption or (iii) an Early Closure, which in each case the Calculation Agent determines is material.

“Merger Event” means, in respect of any relevant Shares, any (i) reclassification or change of such Shares that results in a transfer of or an irrevocable commitment to transfer all of such Shares outstanding, (ii) consolidation, amalgamation or merger of the Issuer with or into another entity (other than a consolidation, amalgamation or merger in which such Is suer is the continuing entity and which does not result in any such reclassification or change of all of such Shares outstanding) or (iii) other takeover offer for such Shares that results in a transfer or an irrevocable commitment to transfer all such Shares (other than such Shares owned or controlled by the offeror), in each case if the Merger Date is on or before the Last Averaging Date.

“Net Share Settlement” shall mean settlement by the Issuer of its obligations hereunder in accordance with Section 3(c).

“New Shares” means shares (whether of the offeror or a third party). “Number of Shares” has the meaning ascribed to it in Section 2.

“Other Consideration” means cash and/or any securities (other than New Shares) or assets (whether of the offeror or a third party).

“Payment Date” has the meaning ascribed to it in Section 3(b).

“Principal Account” means the notional principal account referred to in Section 3(a).

“Purchase Price” means $150,000,000, provided that such amount is subject to downward adjustment in accordance with clause (y) of Section 2.

“Purchasing Date” means any Trading Day during the Execution Period.

“Reference Price” means the Closing Price of the Common Stock on the last Trading Day of the Execution Period.

“Related Exchange(s)” means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Shares.

“Scheduled Trading Day” means any day on which the Exchange and each Related Exchange are scheduled to be open for trading for their respective regular trading sessions.

“Settlement Amount” shall mean (i) in the case of the Issuer, the amount of any negative balance in the Principal Account as of the Calculation Date, and (ii) in the case of UBS, the amount of any positive balance in the Principal Account as of the Calculation Date, in each case as determined by the Calculation Agent, and as adjusted by the Calculation Agent to reflect the accrual of interest thereon at the rate set forth for that day opposite the caption “Open” under the caption “Federal Funds” as displayed on Bloomberg Page BTMM, from and excluding the third Trading Day following the Calculation Date hereunder to and including the actual Payment Date, if the Payment Date occurs following the third Trading Day following the Calculation Date hereunder. For avoidance of doubt, a Settlement Amount shall not be adjusted for dividends declared and paid or dividends expected during the period to which such Settlement Amount relates.

“Share-for-Combined” means, in respect of a Merger Event, that the consideration for the relevant Shares consists of Combined Consideration.

“Share-for-Other” means, in respect of a Merger Event, that the consideration for the relevant Shares consists solely of Other Consideration.

“Share-for-Share” means, in respect of a Merger Event, that the consideration for the relevant Shares consists (or, at the option of the holder of such Shares, may consist) solely of New Shares.

“Shelf Registration” means a registration statement in form and substance reasonably acceptable to UBS for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act, registering UBS's resale, in any manner or manners designated by UBS, of all the Stock Settlement Shares, any Make-Whole Shares, and any other Shares held by UBS in connection with this transaction which, in the opinion of counsel to UBS, are required to be included in the Shelf Registration to be resold by UBS to the public.

“Short Squeeze” shall mean a situation where (i) UBS has determined, in its judgment, that it is unable to hedge its exposure to the transaction contemplated hereby because of the lack of sufficient shares of Common Stock being made available for borrowing from lenders, including without limitation UBS’s being required to redeliver shares of Common Stock to any lender at the demand of such lender and not being able to meet such obligation in full in a timely manner by reasonable efforts to borrow shares of Common Stock from another lender or lenders, or (ii) UBS would incur a cost to borrow shares of Common Stock to hedge its exposure to the transaction contemplated hereby that is greater than a rate equal to **** basis points per annum.

“Stock Settlement Amount” shall mean (i) in the case that the Issuer is required to pay the Settlement Amount to UBS and has elected to pay the Settlement Amount by delivery of shares of Common Stock to UBS pursuant to Section 3(c), an amount, determined by the Calculation Agent, equal to the Settlement Amount to be paid by the Issuer pursuant to Section 3(b), divided by the Reference Price, and (ii) in the case that UBS is required to pay the Settlement Amount to the Issuer and the Issuer has elected to require UBS to satisfy the obligation by delivery of shares of Common Stock to the Issuer pursuant to Section 3(h), an amount, determined by the Calculation Agent, equal to the Settlement Amount to be paid by UBS pursuant to Section 3(b), divided by the weighted average price per share actually paid by UBS to purchase such Stock Settlement Shares.

“Stock Settlement Shares” shall mean such whole number of shares included in the Stock Settlement Amount.

“Termination Date” has the meaning ascribed to it in Section 4(b).

“Termination Event” shall mean the occurrence of a (i) Bankruptcy, (ii) Cross Default, (iii) Failure to Pay or Deliver, (iv) Short Squeeze, (v) Dividend Event or (vi) if so designated by UBS, a tender offer of the type described below in Section 4(c).

“Termination Event Termination Date” has the meaning ascribed to it in Section 8 below.

“Trading Day” shall mean any day on which the Common Stock is traded on the Exchange or, if not then traded on the Exchange, the principal securities exchange or quotation system on which such securities are then traded or, if not then traded on a securities exchange or quotation system, in the over-the-counter market, and on which no Market Disruption Event occurs.

“Trading Disruption” means any suspension of or limitation imposed on trading by the Exchange or Related Exchange or otherwise and whether by reason of movements in price exceeding limits permitted by the Exchange or Related Exchange or otherwise (i) relating to the Shares on the Exchange or (ii) in futures or options contracts relating to the Shares on any Related Exchange.

“Tranche” shall have the meaning ascribed to it in Section 2.

Section 2. Purchase and Sale.

Subject to the terms and conditions set forth herein, UBS agrees to sell to the Issuer, and the Issuer agrees to purchase from UBS, a number of shares (the “Number of Shares”) of Common Stock (the “Shares”) equal to the quotient of (i) the Purchase Price divided by (ii) the Closing Price of the Common Stock on the date hereof, at a purchase price per Share equal to the Closing Price of the Common Stock on the date of execution hereof (the “Execution Date”); provided that if the foregoing results in a Number of Shares greater than 4,000,000, then (x) the Number of Shares shall instead be equal to 4,000,000 and (y) the Purchase Price shall be adjusted downward and shall equal the product of 4,000,000 and the Closing Price of the Common Stock on the date hereof. At 4:00 P.M. on the third Trading Day after the Execution Date (the “Settlement Date”), UBS shall deliver or cause to be delivered the Shares through the facilities of The Depository Trust Company (“DTC”) to the Issuer against payment by the Is suer of the Purchase Price by wire transfer of immediately available funds. The parties understand and agree that the delivery of the Shares by or on behalf of UBS upon the payment of the aggregate Purchase Price by the Issuer is irrevocable and that as of the Settlement Date the Issuer will be the sole beneficial owner of the Shares for all purposes. The Number of Shares shall be divided into seven equal tranches (each, a “Tranche”), which shall be designated, successively, Tranche One, Tranche Two, Tranche Three, Tranche Four, Tranche Five, Tranche Six and Tranche Seven.

As compensation to UBS for its commitment and services hereunder, the Issuer on the Settlement Date will pay to UBS by wire transfer of immediately available funds an additional amount equal to $360,000.00. This amount payable to UBS shall not be subject to refund.

Section 3. Settlement.

(a) On the Settlement Date, the Calculation Agent shall establish a notional Principal Account in an amount equal to the Purchase Price. The Calculation Agent shall adjust the Principal Account daily as follows:

(i)           The Principal Account shall be reduced on the third day following the Last Averaging Date of each Tranche in an amount equal to the product of (x) the quotient of the Number of Shares divided by seven and (y) the Final VWAP-Minus Price for that Tranche (the “Final Tranche Amount”). The parties acknowledge that more than one Tranche may have the same Last Averaging Date.

(ii)           On the second Trading Day immediately following the Last Averaging Date for each Tranche, the Calculation Agent will calculate the Settlement Amount for that Tranche and, if applicable, the Stock Settlement Amount, notify (the “Settlement Amount Notification”) the Issuer of the Settlement Amount and, if applicable, the Stock Settlement Amount and provide a schedule of its calculations thereof. The Calculation Agent shall respond promptly to all questions raised by the Is suer relating to such calculations. If the Is suer objects to the calculation of such Settlement Amount, the Issuer shall promptly notify the Calculation Agent and UBS, and the Issuer and UBS agree to use their good faith best efforts to reach an agreement as to such Settlement Amount. In the further event that the Issuer and UBS are not able to reach an agreement, the Issuer and UBS shall appoint a third party with sufficient expertise to determine the calculation of the Settlement Amount and such calculations shall be performed in good faith and in a commercially reasonable manner and shall be binding on all parties. The fees and expenses of such expert shall be shared equally by the Issuer and UBS.

(b)                   On the third Trading Day immediately following the Calculation Date for the last Tranche (each, a “Payment Date”), if the Settlement Amount is positive, UBS shall pay the Settlement Amount to the Issuer and, if the Settlement Amount is negative, the Issuer shall pay the absolute value of such Settlement Amount to UBS. Except as provided in paragraphs (c) and (d) of this Section, all payments to be made under this Section 3 shall be made on the applicable Payment Date by wire transfer of immediately available funds.

(c)                   If the Is suer is required to pay a Settlement Amount to UBS pursuant to paragraph (b) of this Section or pursuant to Section 8 hereof, the Issuer may, at its option, satisfy the obligation by the delivery to UBS of a number of whole shares of Common Stock (and a payment of cash in lieu of fractional shares, if any) equal to the Stock Settlement Amount. In order to exercise this option, the Issuer must (each, a “Condition on Net Share Settlement”) (i) notify UBS of its election to have any Settlement Amount payable in shares of Common Stock no later than 3 days after the Last Averaging Date in respect of the last Tranche (the “Stock Election Notice”), (ii) enter into a registration rights agreement with UBS in form and substance reasonably acceptable to UBS (the “Registration Rights Agreement”) no later than the 10th day following such Last Averaging Date in respect of that Tranche, which agreement will contain, among other things, customary representations and warranties and indemnification and other rights, including rights to customary opinions of counsel and accountant’s “comfort letters,” relating to the registration of the Stock Settlement Shares, the Make-whole Shares and any additional shares of Common Stock as to which UBS is named as a selling securityholder in the Shelf Registration (the “Registered Shares”); (iii) have taken all actions reasonable and appropriate so that such Shelf Registration shall have been declared, or become automatically, effective by the Securities and Exchange Commission the “SEC”) not less than 10 days following such Last Averaging Date in respect of such Tranche; and (iv) use its reasonable best efforts to maintain the effectiveness of such Shelf Registration until all Registered Shares have been sold by UBS. Subject to paragraph 3(g) below, if any of the conditions in the preceding sentence are not met, the provisions of this paragraph (c) shall be inoperative and the Issuer shall be obligated to pay any applicable Settlement Amount by wire transfer of immediately available funds. If the Issuer complies with all of its obligations under this paragraph (c), then at 9:30 A.M. on the applicable Payment Date in respect of such Tranche (or as soon as practicable after the Payment Date after the conditions under this paragraph (c) have been met), the Issuer shall deliver to UBS (x) fully paid and nonassessable Stock Settlement Shares, via book entry transfer through the facilities of DTC, in such denominations and in such names as UBS may specify and (y) the cash payment, if any, in lieu of fractional shares by wire transfer of immediately available funds. The parties understand and agree that the deliveries made pursuant to the preceding sentence and the following paragraph shall be irrevocable and shall satisfy in full the Issuer's obligations under this Section 3. The Issuer covenants and agrees that it shall not elect net share settlement in respect of any Settlement Amount owed hereunder unless it is able to make the representation contained in Section 6(a)(viii) below as of the effective date of any Stock Election Notice, and any Stock Election Notice shall be deemed to include such representation.

If the Issuer delivers Stock Settlement Shares to UBS pursuant to this paragraph (c) and within ten Trading Days after the applicable Payment Date, UBS resells all or any portion of the Stock Settlement Shares and the net proceeds received by UBS upon resale of such shares exceeds the Settlement Amount (or if less than all of the Stock Settlement Shares are resold, the applicable pro rata portion of the Settlement Amount), UBS shall promptly refund in cash such difference to the Issuer; provided that UBS may, at the Issuer’s option, satisfy its obligation under this sentence by returning to the Issuer any portion of the Stock Settlement Shares that would, if sold, have resulted in net proceeds in excess of the Settlement Amount. In the event that such net proceeds are less than the Settlement Amount (or if less than all of the Stock Settlement Shares are resold, the applicable pro rata portion of the Settlement Amount), the Issuer shall pay in cash or additional shares of Common Stock (the “Make-whole Shares”) such difference (the “Make-whole Amount”) to UBS promptly after receipt of notice thereof. In the event that Issuer elects to pay the Make-whole Amount in additional shares of Common Stock, the requirements set forth in this paragraph (c) with respect to payment of the Settlement Amount in Shares, including Make-whole requirements, shall apply, such that UBS shall pay to the Issuer any such excess and the Issuer shall pay to UBS in cash or Make-Whole Shares any additional Make-Whole Amount. In calculating the net proceeds from the resale of any Stock Settlement Shares there shall be deducted from such proceeds any amount equal to the customary underwriting discount or commission for underwritten offerings of common stock by companies comparable to the Issuer multiplied by the total number of Shares sold for the account of UBS pursuant to a Shelf Registration.

(d)                     Notwithstanding any other provision in this Agreement, if Issuer exercises a right or is obligated pursuant to any provision of this Agreement to deliver shares of Common Stock in respect of any Settlement Amount, Issuer shall not be obliged to deliver, in connection with this Agreement, in excess of 10,800,000 shares of Common Stock in the aggregate, as recalculated from time to time (the “Determined Amount”). In the event that the Determined Amount would be exceeded, Issuer would be obliged to deliver a number of shares of Common Stock equal to the Determined Amount plus the Excess Shares, Issuer agrees to (i) use its best efforts to increase its number of authorized shares, thereby increasing the Determined Amount, to the extent necessary so that the number of shares of Common Stock Issuer would be obliged to deliver does not exceed the (recalculated) Determined Amount and (ii) allocate such newly authorized shares of Common Stock in satisfaction of Issuer’s delivery obligations under this Agreement in priority to any other use of such Common Stock. For the avoidance of doubt, the obligation of Issuer to so use its best efforts is an ongoing obligation.

(e)                    Is suer hereby represents and warrants that it will:

(i)         calculate the Determined Amount based on the maximum amount able to be calculated in accordance with EITF 00-19 or any successor financial statement guidance; and

(ii)        in respect of all equity derivative transactions in respect of which Issuer’s equity securities constitute (all or part of) the instruments underlying such transactions (the “Derivative Trades”), use the same methodology to derive the Determined Amount (howsoever described) applicable to each Derivative Trade as is used to derive the Determined Amount for this Agreement.

(f) UBS agrees that, in respect of any obligations Issuer has duly elected be satisfied pursuant to Section 3(c) above, in the event of Issuer’s bankruptcy, UBS shall not have rights in bankruptcy that rank senior to the rights in bankruptcy of common shareholders of Issuer.

(g) If the Issuer has used its reasonable best efforts to satisfy the Conditions on Net Share Settlement but has been unable to because the Shelf Registration is not declared effective by the SEC within the time set out in paragraph 3(c) (or, where UBS has previously agreed to extend such period based on a request by the Issuer pursuant to paragraph3(g)(ii), within such period as extended pursuant to paragraph 3(g)(ii)), then the Issuer may elect to:

(i)         deliver the relevant number of Shares to UBS in which case:

(A)            the day on which the Issuer makes such an election to deliver such Shares is the “Issuer Election Date”, and
(B)            Issuer shall withdraw any Registration Statement filed with the SEC in connection with the Shares, and
(C)            Is suer will enter into a private placement purchase agreement with UBS in form and substance reasonably acceptable to UBS no later than the next Trading Day following the Issuer Election Date, and
(D)            Issuer shall deliver to UBS such Shares on the Settlement Date which, for the purposes of this paragraph 3(g)(i)(D), shall be the third Trading Day following the Issuer Election Date, and
(E)            In addition to the initial Make-whole Amount paid by Issuer pursuant to paragraph 3(c) herein, Issuer shall deliver to UBS such additional Shares until UBS has realized actual net proceeds upon resale of such Shares equal to the Settlement Amount. At its election, UBS may by a written notice to Issuer retain a number of Shares delivered by Issuer pursuant to this paragraph 3(g)(i). If UBS so elects, UBS shall be deemed to have sold each such retained Share for an amount equal to the price per Share obtained by UBS for the last Share sold by UBS prior to sending written notice of its intention to retain Shares to Issuer. In no event will UBS be obligated to exercise its right to retain Shares; or

(ii)        request UBS to extend the period within which the Registration Statement is to be declared effective by the SEC for a further period specified in writing by UBS at the time of such extension.

(h) If UBS is required to pay a Settlement Amount to the Is suer pursuant to paragraph (b) of this Section or pursuant to Section 8 hereof, the Issuer may, at its option, elect that UBS satisfy the obligation by the delivery to the Issuer of a number of whole shares of

Common Stock (and a payment of cash in lieu of fractional shares, if any) equal to the Stock Settlement Amount. In order to exercise this option, the Issuer must notify UBS of its election to have any Settlement Amount payable in shares of Common Stock no later than 15 days prior to the Payment Date (the “UBS Stock Election Notice”). If the condition in the preceding sentence is not met, the provisions of this paragraph (h) shall be inoperative and UBS shall be obligated to pay any applicable Settlement Amount by wire transfer of immediately available funds. If the Issuer complies with all of its obligations under this paragraph (h), then at 9:30 A.M. on the Payment Date, UBS shall deliver to the Issuer (i) fully paid and nonassessable Stock Settlement Shares, via book entry transfer through the facilities of DTC, and (ii) the cash payment, if any, in lieu of fractional shares by wire transfer of immediately available funds. The parties understand and agree that the deliveries made pursuant to the preceding sentence shall be irrevocable and shall satisfy in full UBS' obligations under this Section 3.

Section 4. Anti-dilution Adjustments.

(a)                   Subdivisions and Combinations of Common Stock. In the event that the outstanding shares of the Common Stock shall be subdivided or split into a greater number of shares of Common Stock where the effective date of such subdivision or the record date for such split occurs during the Execution Period, the number of shares of Common Stock referred to herein shall be deemed to be proportionately increased and the Final VWAP-Minus Price and Discount shall be deemed to be proportionately decreased; conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock through a combination of shares of Common Stock or a reverse stock split where the effective date of such combination or the record date for such reverse stock split occurs during the Execution Period, the number of shares of Common Stock referred to herein shall be deemed to be proportionately decreased and the Final VWAP-Minus Price and Discount shall be deemed to be proportionately increased. Any adjustment pursuant to this paragraph (a) shall become effective (i) in the case of a subdivision or combination of the Common Stock, at the close of business on the record date for such subdivision or combination or (ii) in the case of a stock split or reverse stock split, at the split, at the close of business on the record date for such stock split or reverse stock split.

(b)                   Merger Events. In respect of each Merger Event, UBS and the Issuer or the person formed by such consolidation or resulting from such merger or which acquired such assets or which acquires the Issuer's Common Stock, as the case may be, shall negotiate in good faith to amend this Agreement to give appropriate effect to such transaction. In the event that the parties are unable to reach an agreement ten (10) Trading Days prior to the effective date of such transaction (the “Termination Date”), (i) the Execution Period shall terminate on the Termination Date, (ii) the Principal Account shall be reduced on such date by an amount equal to the product of (x) an amount equal to the cash and fair market value (as determined by the Is suer's Board of Directors whose good faith determination shall be conclusive and binding) of the securities and/or property payable or distributable upon such transaction in respect of one share of Common Stock and (y) the number of Borrowed Shares as of such date, and (iii) the Settlement Amount shall be further adjusted by the Calculation Agent by the amount that the Calculation Agent reasonably determines in good faith to be UBS’s total losses and costs in connection with the early termination of this Agreement, including any loss of option value, cost of funding, or loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position contemplated by this Agreement. The Calculation Agent shall respond promptly to all questions raised by the Is suer relating to such calculations. If the Is suer objects to the adjustments, the Is suer shall promptly notify the Calculation Agent and UBS, and the Issuer and the UBS agree to use their good faith best efforts to reach an agreement as to such Settlement Amount. In the further event that the Issuer and UBS are not able to reach an agreement, the Is suer and UBS shall appoint a third party with sufficient expertise to determine the calculation of adjustment and such calculations shall be performed in good faith and in a commercially reasonable manner and shall be binding on all parties. The fees and expenses of such expert shall be shared equally by the Issuer and UBS.

If payment is required by Issuer or by UBS to the Issuer in connection with a Merger Event, the Issuer shall have the right, in its sole discretion, to elect (the “Extraordinary Transaction Election”) to satisfy, or have UBS satisfy, any such payment obligation by Net Share Settlement of this Transaction PROVIDED THAT, in connection with a “Share-for-Combined” Merger Event or “Share-for-Other” Merger Event, the Extraordinary Transaction Election is available to satisfy only the percentage of such payment obligation equal to the percentage of the non-cash consideration over the total Combined Consideration (in the case of a “Share-for-Combined” Merger Event) or total Other Consideration (in the case of a “Share-for-Other” Merger Event). The remaining percentage of such payment obligation must be satisfied in the same form of consideration that the holders of Common Stock are receiving in such Merger Event. The Is suer shall make any election to settle the Transaction by way of Net Share Settlement within two Trading Days of the Announcement Date but in any event not less than twenty Trading Days prior to the effective date of such merger.

(c)                   Tender Offers. In the event an offer is made to the holders of Common Stock to tender shares of Common Stock for cash, UBS may, in its discretion (i) accelerate the Last Averaging Date or (ii) cause the Calculation Agent to adjust the Number of Shares. UBS or the Calculation Agent shall notify the Is suer in writing as to the terms of any adjustment made pursuant to this Section 4(c) no later than 5 days after the tender offer is made.

(d)                   Other Events. In the event of any corporate event involving the Issuer or the Common Stock not specifically addressed in subsections (a), (b) or (c) of this Section 4 or in the event that the Calculation Agent, in its good faith judgment, determines that the adjustments described in subsections (a), (b) or (c) of this Section 4 will not result in an equitable adjustment of the terms of the transaction described herein, and provided that, in each case, such corporate event impacts the rights or obligations of a holder of Common Stock, the terms of the transaction described herein shall be subject to adjustment by the Calculation Agent (including, without limitation, the First Averaging Date, the Last Averaging Date and the Number of Shares) as in the exercise of its good faith judgment it deems appropriate under the circumstances in order to result in an equitable adjustment to this Transaction. The Calculation Agent shall respond promptly to all questions raised by the Is suer relating to such calculations. If the Issuer objects to the adjustments, the Issuer shall promptly notify the Calculation Agent and UBS, and the Issuer and the UBS agree to use their good faith best efforts to reach an agreement as to such Settlement Amount. In the further event that the Is suer and UBS are not able to reach an agreement, the Issuer and UBS shall appoint a third party with sufficient expertise to determine the calculation of adjustment and such calculations shall be performed in good faith and in a commercially reasonable manner and shall be binding on all parties. The fees and expenses of such expert shall be shared equally by the Issuer and UBS.

Section 5. Acknowledgement.

The Issuer acknowledges and agrees that it is not relying, and has not relied, upon UBS or Agent with respect to the legal, accounting, tax or other implications of this Agreement and that it has conducted its own analysis of the legal, accounting, tax and other implications of this Agreement. The Is suer further acknowledges and agrees that neither UBS nor Agent have acted as its advisor in any capacity in connection with this Agreement or the transactions contemplated by this Agreement. The Issuer acknowledges that neither UBS nor Agent is acting as the agent for the Is suer in effecting any purchase of Common Stock pursuant to this Agreement. The Is suer understands and acknowledges that UBS and its affiliates may from time to time effect transactions, for their own account or the account of customers, and hold positions, in securities or options on securities of the Issuer and that UBS and its affiliates may continue to conduct such transactions during the Execution Period. The Is suer understands and acknowledges that UBS and its affiliates intend to engage in hedging activity that could affect the market for such securities and/or the Common Stock that is the subject of this transaction, and consequently the cost or proceeds to the Issuer hereunder.

Section 6. Representations and Warranties.

(a)                The Issuer hereby represents and warrants to UBS that:

(i)                it has (or, in the case of the Registration Rights Agreement, will have when and if executed) all power and authority to enter into this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby;

(ii)               this Agreement has been duly authorized, validly executed and delivered by the Issuer and constitutes a valid and legally binding obligation of the Issuer enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

(iii)              the Registration Rights Agreement, when and if executed and delivered pursuant to Section 3(c) hereof, shall have been duly authorized, validly executed and delivered by the Issuer and shall constitute a valid and legally binding obligation of the Issuer enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

(iv)              if Stock Settlement Shares are delivered pursuant to Section 3(c) or Section 3(g), as the case may be, the Stock Settlement Shares, when delivered to UBS or to the Issuer, as the case may be, will have been duly authorized and will be duly and validly issued, fully paid and nonassessable and free of preemptive and other rights;

(v)               the transactions contemplated by this Agreement, including the delivery of the Stock Settlement Shares pursuant to Section 3(c) or Section 3(g), as the case may be, are consistent with the authorization of the Repurchase Program;

(vi)              the Issuer is not entering into this Agreement to facilitate a distribution of the Common Stock (or any security convertible into or exchangeable for Common Stock) or in connection with a future issuance of securities;

(vii)             the Is suer is not entering into this Agreement to create actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock) or to raise or depress the price of the Common Stock (or any security convertible into or exchangeable for Common Stock);

(viii)             as of the date hereof and as of the date of any Stock Election Notice hereunder, (i) none of the Is suer and its executive officers and directors is, or will be, as the case may be, aware of any material nonpublic information regarding the Is suer or the Common Stock and (ii) all reports and other documents filed by the Issuer with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent or superseded statements contained in any earlier such reports and documents), do not or will not, as the case may be, contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

(ix)              the repurchase of the Shares by the Issuer, the compliance by the Issuer with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach (each, a “Breach”) of any of the terms or provisions of, or constitute a default (each a “Default”) under, any indenture, mortgage, deed of trust, loan agreement or any other agreement or instrument to which the Issuer or any of its subsidiaries is a party (collectively, “Contracts”) or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject (except such Breach or Default as would not reasonably be expected to materially adversely affect the ability of the Issuer to perform its obligations under any Contract), nor will such action result in any violation of the provisions of the Certificate of Incorporation or By-laws of the Issuer or any of its subsidiaries is subject, nor will such action result in any violation of the Certificate of Incorporation or By-laws of the Issuer or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Issuer or any of its properties; and

(x) no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Issuer or any of its properties is required for the repurchase of the Shares by the Issuer, the compliance by the Issuer with all the terms of this Agreement, or the consummation by the Issuer of the transactions contemplated by this Agreement, other than the registration of the Stock Settlement Shares and any Make-whole Shares under the Securities Act in accordance with the provisions of Section 3(c), which registration shall be completed not less than 10 days following the Last Averaging Date in respect of the first Tranche for which a Stock Election Notice has been given, and such authorizations, orders, registrations and qualifications as may be required under state securities or blue sky laws in connection with the resale by UBS of the Registered Shares.

(b)                    UBS hereby represents and warrants to the Is suer:

(i)                it has all power and authority to enter into this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby;

(ii)               this Agreement has been duly authorized, validly executed and delivered by UBS and constitutes a valid and legally binding obligation of UBS enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

(iii)              the Registration Rights Agreement, when and if executed and delivered pursuant to Section 3(c) hereof, shall have been duly authorized, validly executed and delivered by UBS and shall constitute a valid and legally binding obligation of UBS enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(c)                    The Issuer and UBS hereto acknowledge that this transaction is not secured by any collateral that would otherwise secure the obligations of the Issuer.

(d)                    Each party hereto hereby covenants and agrees that it shall comply, in all material respects, with all laws, rules and regulations to which it is or may become subject in connection with the transactions contemplated by this Agreement.

(e)                    Issuer hereby covenants and agrees that it shall notify UBS in writing in accordance with the provisions of Section 9 below of the declaration of any dividend or distribution constituting a Dividend Event not less than thirty Scheduled Trading Days prior to the record date in respect of any such dividend or distribution.

Section 7. Indemnification.

(a) In the event that UBS becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with the transactions contemplated by this Agreement, the Issuer periodically will reimburse UBS for its reasonable legal and other expenses (including the reasonable cost of any investigation and preparation) incurred in connection therewith; provided that such expenses will be promptly refunded to the Is suer to the extent incurred in connection with a matter as to which UBS is not entitled to indemnification under this Section 7. The Issuer also will indemnify and hold UBS harmless against any losses, claims, damages or liabilities to which UBS may become subject in connection with the transactions contemplated by this Agreement, except to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of UBS in effecting the transactions which are the subject of this Agreement. If for any reason the foregoing indemnification is unavailable to UBS or insufficient to hold it harmless, then the Issuer shall contribute to the amount paid or payable by UBS as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Is suer on the one hand and UBS on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Issuer and UBS with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The relative benefits to the Issuer, on the one hand, and UBS, on the other hand, shall be in the same proportion as the aggregate Purchase Price bears to the commissions received by UBS pursuant to the last paragraph of Section 2. The reimbursement, indemnity and contribution obligations of the Issuer under this Section 7 shall be in addition to any liability which the Issuer may otherwise have, shall extend upon the same terms and conditions to any affiliate of UBS and the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of UBS and any such affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Issuer, UBS, any such affiliate and any such person. The Issuer also agrees that neither UBS nor any of such affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to the Issuer for or, in connection with any matter referred to in this Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Issuer result from the gross negligence or bad faith of UBS in effecting the transactions that are the subject of this Agreement. The foregoing provisions shall survive any termination or completion of this Agreement.

(b) Promptly after receipt by UBS or any of its affiliates, partners, directors, agents, employees or controlling persons entitled to indemnification pursuant to this Section 7 (each, an “Indemnified Party”) of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof may be made against the Issuer under this Section 7, notify the Issuer in writing of the commencement thereof, but the omission so to notify the Issuer will not relieve it from any liability which it may have to any Indemnified Party under this Section 7 except to the extent that the Is suer’s rights are materially prejudiced as a result of such delay. Upon receipt of such notice, the Issuer shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of such action, in which event such defense shall be conducted by counsel chosen by the Issuer and reasonably satisfactory to the Indemnified Party or Indemnified Parties who shall be a defendant or defendantsin any such action and such defendant or defendants shall bear the fees and expenses of any additional counsel retained by them; but if the Issuer shall elect not to assume the defense of such action, the Issuer will reimburse such Indemnified Party or Indemnified Parties for the reasonable fees and expenses of any counsel retained by them; provided however, if the defendants in any such action (including impleaded parties) include both the Indemnified Parties and the Issuer and counsel for the Indemnfied Parties shall have reasonably concluded that there may be a conflict of interest involved in the representation by a single counsel of both the Indemnified Parties and the Issuer, the Indemnified Party or Indemnified Parties shall have the right to select separate counsel, satisfactory to the Issuer (it being understood, however, that the Issuer shall not be liable for the expenses of more than one separate counsel representing Indemnified Parties who are parties to such action).

Section 8. Termination Event.

Upon the occurrence of a Termination Event and so long as such Termination Event shall be continuing, UBS may, in its discretion, by notice to the Issuer (the date of such notice and the notice referred to in the succeeding clause being referred to herein as the “Notice Date”), direct that the Execution Period shall forthwith terminate on the date specified in such notice (the “Termination Event Termination Date”). In such an event, (i) the Execution Period shall terminate on the Termination Event Termination Date, (ii) the Principal Account shall be reduced on such date by an amount equal to the sum of (A) the product of (x) the number of Hedge Account Shares and (y) the arithmetic average of daily volume-weighted average prices of Shares in each Trading Day from the First Averaging Date up to and excluding the Notice Date, as listed on Bloomberg Screen Volume at Price Page and (B) the total purchase price paid by UBS for the Shares of Common Stock that are purchased by UBS during the period commencing on and including the Notice Date to and including the Termination Event Termination Date in order to cover the remaining number of Borrowed Shares, (iii) the Principal Account shall be increased to reflect an appropriate accrual of interest at the Federal Funds Open Rate, as determined by the Calculation Agent, to reflect interest earned by UBS in respect of the aggregate Purchase Price received from the Issuer, (iv) the Principal Account shall be decreased to reflect UBS’s actual cost of borrowing shares of Common Stock to hedge its obligations hereunder, and (v) the Settlement Amount shall be further adjusted by the amount that UBS reasonably determines in good faith to be its total losses and costs in connection with the early termination of this Agreement, including any loss of option value, cost of funding, or loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position contemplated by this Agreement. The Calculation Agent shall respond promptly to all questions raised by the Is suer relating to such calculations. If the Is suer objects to the adjustments, the Is suer shall promptly notify the Calculation Agent and UBS, and the Issuer and the UBS agree to use their good faith best efforts to reach an agreement as to such Settlement Amount. In the further event that the Issuer and UBS are not able to reach an agreement, the Is suer and UBS shall appoint a third party with sufficient expertise to determine the calculation of adjustment and such calculations shall be performed in good faith and in a commercially reasonable manner and shall be binding on all parties. The fees and expenses of such expert shall be shared equally by the Issuer and UBS.

Section 9. Miscellaneous.

(a)                   Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and obligations set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b)                   Assignment. Neither the rights under this Agreement nor the obligations created by this Agreement shall be assignable or delegable, in whole or in part, by either party hereto without the prior written consent of the other (which consent shall not be unreasonably withheld), and any attempt to assign or delegate any rights or obligations arising under this Agreement without such consent shall be void.

(c)                   Waivers, etc. No failure or delay on the part of either party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No amendment, modification or waiver of any provision of this Agreement nor consent to any departure by either party therefrom shall in any event be effective unless the same shall be in writing and, in the case of a waiver or consent, shall be effective only in the specific instance and for the purpose for which given.

(d)                   Beneficiaries. This Agreement shall be binding upon, and inure solely to the benefit of, the Issuer, UBS and, to the extent provided in Section 7 hereof, the affiliates, partners, directors, officers, agents, employees and controlling persons, if any, of UBS, and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire any rights hereunder.

(e)                   Rights of Set-Off. In addition to any rights of set-off a party may have as a matter of law or otherwise, upon occurrence of an Event of Default with respect to the Issuer, UBS shall have the right, without prior notice to the Issuer or any other person, to (i) set off any obligation of the Issuer owing to UBS or any affiliate of UBS against any obligations of UBS or any affiliate of UBS owing to the Issuer, or (ii) for the purpose of cross-currency set-off, convert any obligation to another currency at the market rate determined by UBS, or (iii) if an obligation is unascertained, in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 9(e) will have the effect of creating a charge or other security interest. Notwithstanding anything to the contrary in the foregoing, UBS agrees not to set off or net amounts due from the Is suer with respect to the transactions comtemplated by this Agreement against amounts due from UBS to Issuer with respect to contracts or instruments that are not Equity Contracts. ‘‘Equity Contract’’ means any transaction or instrument that does not convey rights to UBS senior to claims of common stockholders in the event of the Issuer’s bankruptcy.

(f)                   Changes of Law. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as contemplated by such provision.

(g)                   Confidentiality. Subject to Section 5(a), to any contrary requirement of law and to the right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential and shall cause its employees and agents to keep strictly confidential the terms of this Agreement and any information of or concerning the other party which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement. In the event disclosure is permitted pursuant to the preceding sentence, the disclosing party shall (i) provide prior notice of such disclosure to the other party, (ii) use its commercially reasonable efforts to minimize the extent of such disclosure and (iii) comply with all reasonable requests of the other party to minimize the extent of such disclosure. This Section 9(g) shall not prevent either party from disclosing information as necessary to third-party advisors in connection with the transactions contemplated hereby provided that such advisors agree in writing to be bound by this Section 9(g) as if a party hereto. UBS hereby consents to the issuance of a press release by the Issuer announcing its entry into this Agreement and the filing with the SEC of a copy of this Agreement.

(h)                   Agent. UBS Securities LLC shall act as “agent” for UBS and the Issuer within the meaning of Rule 1 5a-6 under the Exchange Act. The Agent is not a principal to this Agreement and shall have no responsibility or liability to UBS or the Issuer in respect of this Agreement, including, without limitation, in respect of the failure of UBS or the Issuer to pay or perform under this Agreement. Each of UBS and the Issuer agrees to proceed solely against the other to collect or recover any securities or money owing to it in connection with or as a result of this Agreement. The Agent shall otherwise have no liability in respect of this Agreement, except for its gross negligence or willful misconduct in performing its duties as Agent hereunder. As a broker-dealer registered with the Securities and Exchange Commission, UBS Securities LLC, in its capacity as agent, will be responsible for (i) effecting the transaction contemplated in this Agreement, (ii) issuing all required notices, confirmations and statements to Buyer and Seller and (iii) maintaining books and records relating to this Agreement. The “agent” status described in this paragraph is distinct from and does not encompass UBS Securities LLC’s role as “Calculation Agent” under this Agreement, which is governed by the other applicable provisions hereof.

(i)                   Headings. Descriptive headings herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(j)                   Counterparts. This Agreement may be executed by the parties hereto in counterparts, and each such executed counterpart shall be, and shall be deemed to be, an original instrument and all such counterparts, taken together, shall constitute one and the same instrument.

(k) Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served if in writing and delivered personally, by telegram, by telecopy or sent by overnight courier, postage prepaid, to:

UBS AG, London Branch at:

c/o UBS Securities LLC
299 Park Avenue, 29th Floor
New York, New York 10171
Attention of: Paul Stowell and Sanjeet Dewal
Fax Number: 212-821-4610

With a copy to such address to attention of:
Legal and External Affairs

the Issuer at:

MAXIMUS, Inc.
11419 Sunset Hills Road
Reston, Virginia 20190
Attention of: David N. Walker
Fax Number: 703-251-8240

With a copy to such address (which shall not constitute notice) to attention of:

MAXIMUS, Inc.
11419 Sunset Hills Road
Reston, Virginia 20190
Attention of: David R. Francis
Fax Number: 703-251-8240

or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Notice given by telegram or telecopy shall be deemed delivered when evidence of the transmission is received by the sender and shall be confirmed in writing by overnight courier, postage prepaid. Notice given by overnight courier as set out above shall be deemed delivered the business day after the date the same is mailed.

(l)                                        Account Details.

UBS:

Cash Payments for Stock Purchase
Citibank, New York
ABA# 021 000089
A/C# 4065 2556
UBS Securities, LLC

Cash Payments for Settlement
UBS AG Stamford
f/o UBS AG London Branch
ABA# 026-007-993
AC# 101-WA-140007-000

Issuer:

SunTrust Bank
8330 Boone Blvd, Suite 700
Vienna, VA 22182
ABA# 061000104
AC# 202174832
Account Name: MAXIMUS, Inc.

(m) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York without reference to conflict of law principles. Each party hereto irrevocably submits to the extent permitted under applicable law to the non-exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, State of New York. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement.

IN WITNESS WHEREOF, UBS and the Issuer have caused this Agreement to be duly authorized, executed and delivered as of the date first written above.

UBS AG, LONDON BRANCH

By:
Name: Title:

By:
Name: Title:

UBS SECURITIES LLC

By:
Name: Title:

By:
Name: Title:

MAXIMUS, INC.

By:
Name: Title: